CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces its Fourth Consecutive Quarterly Dividend Increase

New York, New York, October 1, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced that, on September 30, 2012, its board of directors authorized and the Company declared its fourth consecutive quarterly increase to the Company’s annual dividend. The Company will increase its annual distribution per share by $0.005, from $0.890 to $0.895 per annum. The new annual distribution rate will accrue commencing on November 9, 2012. Distributions will continue to be paid on the 15th day of each month to stockholders of record at the close of business on the 8th day of such month.

“We are very pleased to announce that we have grown earnings sufficiently in the third quarter of 2012 which warrants our fourth consecutive quarterly increase to our annual dividend,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. Mr. Schorsch added, “Each quarter, we plan to review our distribution level with the board of directors to assess whether further increases in our dividend can be sustained. The $25.7 million worth of acquisitions made in the third quarter of 2012 represent our dedication to deploying capital in order to build a robust portfolio that follows our investment objectives of purchasing properties that are net leased to investment grade and other credit tenants."

Important Notice

American Realty Capital Properties, Inc. is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that elected to qualify as a real estate investment trust with the year ended December 31, 2011, focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at

www.americanrealtycapitalproperties.com

The statements in this press release that are not historical facts may be forward-looking statements. These forward- looking statements involve risks and uncertainties that could cause the outcome to be materially different.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.

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